Exhibit 99.1
CONCHO RESOURCES INC. ANNOUNCES FOURTH QUARTER AND
FULL YEAR 2007 FINANCIAL AND OPERATING RESULTS
MIDLAND, Texas, February 26, 2008 (Business Wire) – Concho Resources Inc. (NYSE: CXO) (“Concho” or the “Company”) today reported fourth quarter and year-end 2007 financial and operating results. Highlights for the year ended December 31, 2007 include:
•	Reserve replacement[1] of 363% at an all sources finding and development cost[2] of $1.72/mcfe

•	Production of 30.1 Bcfe, a 30% increase over 2006

•	Year-end proved reserves of 546 Bcfe, a 17% increase over 2006

•	Net income of $25.4 million, a 29% increase over 2006

•	Net cash provided by operating activities of $169.7 million, a 51% increase over 2006

•	EBITDAX[3] of $216.3 million, a 46% increase over 2006

[1]	The Company uses the reserve replacement ratio as an indicator of the Company’s ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not imbed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation. The reserve replacement ratio of 363% was calculated by dividing net proved reserve additions of 109.3 Bcfe (the sum of extensions and discoveries, revisions, purchases and sales) by production of 30.1 Bcfe.

[2]	All sources finding and development cost was calculated by dividing total costs incurred for oil and natural gas properties of $187.8 million by net proved reserve additions of 109.3.

[3]	For an explanation of how we calculate and use EBITDAX and a reconciliation of net income to EBITDAX, please see “Supplemental non-GAAP financial measures” below
For the year ended December 31, 2007, Concho reported net income of $25.4 million, or $0.38 per diluted share, on revenues of $294.3 million, as compared to net income of $19.7 million, or $0.59 per diluted share, on revenues of $198.3 million for the year ended December 31, 2006. Included in net income for 2007 was a pre-tax loss on derivatives not designated as hedges of $20.3 million. For the year ended December 31, 2007, production totaled 30.1 Bcfe, representing a 30% increase over the 23.3 Bcfe produced during 2006.
Timothy A. Leach, Concho’s Chairman and CEO, commented, “2007 was a year of significant accomplishments for our employees and shareholders. Highlights of the year included completing our initial public offering and a follow-on secondary offering, assuming operational control of our core Southeast New Mexico Shelf assets and accelerating our drilling activity on those assets to a five rig program, establishing our operational field office in Artesia, New Mexico, and successfully completing our capital program while improving efficiencies. Results for 2007 validated our multi-year development inventory and set the stage for increased activity on our Southeast New Mexico Shelf assets. We will continue to focus capital and human resources on our core assets during 2008 while also working to increase our portfolio of opportunities.”

Proved Reserves
Concho’s total proved oil and natural gas reserves as of December 31, 2007 were 546 billion cubic feet of natural gas equivalents (Bcfe), a 17% increase over year-end 2006 proved reserves, and consisted of 53.4 million barrels of crude oil (MMBbls) and 225.8 billion cubic feet (Bcf) of natural gas. At both year-end 2007 and year-end 2006, the proved developed portion of the total proved reserves was 54%. The independent reservoir engineering firms of Cawley, Gillespie & Associates, Inc. and Netherland, Sewell & Associates, Inc. prepared Concho’s year-end 2007 reserve reports.

Summary of Changes in Proved Reserves	BCFE

Reserves at December 31, 2006	466.8
Purchase of minerals-in-place	0.9
New discoveries and extensions	129.9
Revisions of previous estimates	(21.5)
Sales of minerals-in-place	0.0
Production	(30.1)

Reserves at December 31, 2007	546.0
The present value of proved reserves, discounted at 10% (“PV-10”), was estimated at $2.14 billion, before the effect of income taxes, based on the year end natural gas price of $6.80 per MMBtu (Henry Hub Spot) and year-end oil price of $92.50 per Barrel (WTI Posted). The standardized measure of discounted future net cash flows from proved reserves at year end 2007 has not yet been calculated but will be included in the Company’s annual report on Form 10-K to be filed by March 31, 2008. 2006 year-end proved reserves totaled 467 Bcfe and had an estimated PV-10 of $954.0 million, based on the year-end natural gas price of $5.64 per MMBtu (Henry Hub Spot) and the year-end oil price of $57.75 per Barrel (WTI Posted). The standardized measure of discounted future net cash flows from proved reserves at year end 2006 was $710.3 million.
Total costs incurred for oil and natural gas properties was $187.8 million for the year ended December 31, 2007, including $180.6 million for exploration and development drilling, $7.0 million for property acquisitions, and $0.2 million for capitalized asset retirement obligations.
As of December 31, 2007, proved reserves on the New Mexico Shelf assets totaled 429.4 Bcfe from 1,243 producing wells. As of December 31, 2007, on our New Mexico Shelf assets, we identified 1,368 drilling locations, with proved undeveloped reserves attributed to 432 of such locations, and 783 recompletion opportunities, with proved undeveloped reserves attributed to 297 of such opportunities.
As of December 31, 2007, proved reserves in the Company’s other areas of operations totaled 116.6 Bcfe from 824 producing wells. As of December 31, 2007, on these properties, we identified 291 drilling locations, with proved undeveloped reserves attributed to 195 of such locations, and 95 recompletion opportunities, with proved undeveloped reserves attributed to 78 of such opportunities.
Fourth Quarter of 2007 Financial Results
For the three months ended December 31, 2007, Concho reported net income of $6.9 million, or $0.09 per diluted share, on revenues of $98.8 million, as compared to net income of $6.9 million, or $0.12 per diluted share, on revenues of $62.6 million for the three months ended December 31, 2006. Included in net income for the three months ended 2007 was a pre-tax loss on derivatives not designated as hedges of $23.4 million. EBITDAX increased 66% to $75.5 million in the fourth quarter of 2007, when compared to $45.6 million in the same period of 2006.
Production for the fourth quarter of 2007 totaled 8.4 Bcfe (871 MBbls and 3.2 Bcf), an increase of 15% as compared to 7.3 Bcfe (741 MBbls and 2.9 Bcf) produced in the fourth quarter of 2006.
Hedging Activities and Derivatives Not Designated as Hedges
For the quarter ended December 31, 2007, the Company’s total operating revenues were reduced by $7.4 million as a result of derivatives accounted for as cash flow hedges. In addition, the Company recorded a pre-tax loss on derivatives not classified as cash flow hedges during the quarter of $23.4 million due to the significant increase in the market price for oil during the quarter. These derivatives were marked-to-market based on market prices as of December 31, 2007. At December 31, 2007, the Company had one remaining derivative instrument accounted for as a cash flow hedge (see Derivatives table at the end of this release for information on all derivative contracts).
For the year ended December 31, 2007, the Company’s total operating revenues were reduced by $9.8 million as a result of derivatives accounted for as cash flow hedges. In addition, for the full year 2007, the Company recorded a loss of $20.3 million on derivative instruments not classified as cash flow hedges as a result of the significant increase in the market price for oil during the year.
Exploration and Abandonments
Exploration and abandonment expense totaled $11.0 million for the three months ended December 31, 2007. Included in this total was approximately $5.7 million of dry hole expense. Of this amount, $5.4 million was associated with the Company’s activities in the Western Delaware Basin of West Texas, principally the drilling and completion costs related to the Raymond 19-1 well which totaled $4.7 million. In addition to the dry hole expense recorded during the quarter, the Company also recorded geological and geophysical expense of $3.1 million and abandonments of unproved leasehold of $2.2 million.
For the year ended December 31, 2007, exploration and abandonment expense totaled $29.1 million. Included in this total was approximately $21.9 million of dry hole expense, $17.0 million of which was associated with the Company’s activities in the Western Delaware Basin of West Texas. In addition to dry hole expense recorded during the year ended December 31, 2007, the Company also recorded geological and geophysical expense of $4.1 million, and abandonments of unproved leasehold of $3.1 million.
General and Administrative
For the three months ended December 31, 2007, general and administrative expense included $3.4 million of cash incentive compensation for the Company’s officers and employees related to 2007 performance. In addition, $1.2 million of stock-based compensation was recognized during the quarter ended December 31, 2007.
For the year ended December 31, 2007, general and administrative expense totaled $25.2 million, including the cash incentive compensation described above, $2.6 million of cash incentive compensation related to 2006 performance and the filing of the Company’s registration statement on Form S-1 with the Securities and Exchange Commission in April 2007, and $3.8 million for stock-based compensation.
Operations
For the quarter ended December 31, 2007, the Company drilled or participated in a total of 46 wells (36 operated), 24 of which had been completed as producers and 22 of which were in progress at December 31, 2007. In addition, the Company participated in 53 recompletions (all operated), 43 of which had been completed as producers, 9 of which were in progress and 1 of which was a dry hole at December 31, 2007.
For the year ended December 31, 2007, the Company drilled or participated in a total of 125 wells (99 operated), 98 of which had been completed as producers, 23 of which were in progress and 4 of which were dry holes at December 31, 2007. In addition, the Company participated in 143 recompletions (126 operated), 128 of which had been completed as producers, 9 of which were in progress and 6 of which were dry holes at December 31, 2007.
New Mexico Shelf
For the quarter ended December 31, 2007, the Company drilled or participated in 37 wells (33 operated) and 49 recompletions (all operated) on its New Mexico Shelf assets, with a 100% success rate on the 19 wells and 41 recompletions that had been completed by December 31, 2007. All 37 of these wells were drilled to the Yeso formation and 32 of the 37 will be completed in both the Blinebry and Paddock intervals of the Yeso formation.
For the year ended December 31, 2007, the Company drilled or participated in 98 wells (90 operated) on its New Mexico Shelf assets, 78 of which had been completed as producers, 18 of which were in progress and 2 of which were dry holes at December 31, 2007. In addition, the Company participated in 96 recompletions (94 operated) on its New Mexico Shelf assets during 2007. Of the 96 recompletions, 76 added the Paddock interval to wells that had previously been drilled to and completed only in the Blinebry interval, 17 were re-stimulations of existing Paddock wells, 2 were non-operated recompletions, and 1 was a dry hole.

The Company’s engineering model for Paddock re-stimulations assumes an initial increase in production of approximately 20 boepd and ultimate recoveries of approximately 21 Mboe at a total capital cost of approximately $200,000 per well. At December 31, 2007, 310 Paddock wells had been identified as candidates for re-stimulation.
Emerging Resource Plays
Southeast New Mexico
In the horizontal Wolfcamp oil play, the Company has two producing wells, the Reindeer Federal #1 and the Moose 23 Federal #1. The target Wolfcamp zone in the third well, the Dasher 16 State # 1, contained higher than expected levels of water and the Company recompleted the well to a shallow zone. The Company’s technical team responsible for this area is continuing its regional work on the play, including analyzing recently acquired seismic data over the area. In the natural gas portion of the Wolfcamp play, the Company participated as a non-operated working interest owner in 7 wells during 2007 and anticipates a similar level of activity in 2008.
North Dakota Bakken
In Mountrail County, North Dakota, where the Company owns approximately 22,935 gross (2,818 net) acres, the Company has three wells producing and is currently participating in two additional wells. In 2008, the Company anticipates an increased level of activity in Mountrail County.
In McKenzie County, North Dakota, where the Company owns 19,427 gross (8,250 net) acres, the Company owns an interest in one producing well and is currently participating as a non-operator in two additional wells. The results of the two wells, one of which is currently drilling and the other of which is awaiting completion, will determine the Company’s activity level in McKenzie County in 2008.
Central Basin Platform
In this unconventional oil shale play, located primarily in Andrews County, Texas, the Company’s first well has reached total depth and is awaiting completion. The results of this initial well will determine the level of the Company’s activity for the remainder of 2008 in this play.
Recent Developments
The Company also announced today that William H. Easter, III has been named to its Board of Directors. Mr. Easter’s career spans over thirty years in the areas of natural gas supply, processing, marketing and transportation, as well as crude oil/petroleum refining, marketing and transportation. Mr. Easter is the past Chairman of the Board of Directors, President and Chief Operating Officer of DCP Midstream, LLC, having retired in January 2008. Mr. Easter earned his Bachelor of Business Administration degree from the University of Houston and his Master of Science in Management from The Graduate School of Business at Stanford University.

2008 Budget and Guidance
The Company’s 2008 capital budget of $250 million remains unchanged from previous guidance.
The Company’s previous 2008 guidance for depreciation, depletion and accretion (“DD&A”) was $2.45 - $2.55 per Mcfe, and the Company now estimates that DD&A will average $2.55 — $2.65 per Mcfe in 2008.
Conference Call Information
The Company will host a conference call on Wednesday, February 27, 2008, at 10:00 a.m. Central Time to discuss fourth quarter and year-end 2007 financial and operating results. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing (800) 659-1966 (passcode: 21802573). A replay of the conference call will be available on the Company’s website or by dialing (888) 286-8010 (passcode: 22434450).
Forward-Looking Statements and Cautionary Statements
The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for oil and natural gas, availability of drilling equipment and personnel, availability of sufficient capital to execute our business plan, our ability to replace reserves and efficiently develop and exploit our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

About Concho Resources Inc.
Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company’s conventional operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of unconventional emerging resource plays.
Contact:
Concho Resources Inc.
Jack Harper (432) 683-7443
Vice President – Capital Markets and Business Development

Concho Resources Inc. and subsidiaries
Consolidated balance sheets

	December 31,
(in thousands, except share and per share data)	2007	2006

Assets
Current assets:
Cash and cash equivalents	$30,424	$1,122
Accounts receivable:
Oil and gas	36,735	27,304
Joint operations and other	21,183	22,638
Related parties	—	1,449
Assets held for sale	256	—
Derivative instruments	1,866	6,013
Deferred income taxes	13,502	82
Inventory	1,459	1,309
Prepaid insurance and other	4,017	3,848

Total current assets	109,442	63,765

Property and equipment, at cost:
Oil and gas properties, successful efforts method	1,555,018	1,399,218
Accumulated depletion and depreciation	(167,109)	(84,098)

Total oil and gas properties, net	1,387,909	1,315,120
Other property and equipment, net	7,085	5,535

Total property and equipment, net	1,394,994	1,320,655

Deferred loan costs, net	3,426	4,417
Other assets	367	1,235

Total assets	$1,508,229	$1,390,072

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable:
Trade	$14,222	$16,157
Related parties	2,119	3,593
Other current liabilities:
Bank overdrafts	5,651	—
Revenue payable	14,494	9,901
Accrued drilling costs	39,276	17,051
Accrued interest	1,590	8,004
Other accrued liabilities	11,935	6,220
Derivative instruments	36,414	6,224
Dividends payable	—	87
Income taxes payable	29	—
Chase Group unaccredited investors asset purchase obligation	—	906
Current portion of long-term debt	2,000	400
Current asset retirement obligations	912	1,958

Total current liabilities	128,642	70,501

Long-term debt	325,404	495,100
Noncurrent derivative instruments	10,517	—
Deferred income taxes	259,070	241,752
Asset retirement obligations and other long-term liabilities	9,198	7,563
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; and zero shares issued and outstanding at December 31, 2007 and 2006	—	—
Common stock, $0.001 par value; 300,000,000 authorized; 75,832,310 and 59,092,830 shares issued and outstanding at December 31, 2007 and 2006, respectively	76	59
Additional paid-in capital	752,380	575,389
Notes receivable from officers and employees	(330)	(12,858)
Retained earnings	37,467	12,152
Accumulated other comprehensive income (loss)	(14,195)	414

Total stockholders’ equity	775,398	575,156

Total liabilities and stockholders’ equity	$1,508,229	$1,390,072

Concho Resources Inc. and subsidiaries
Consolidated statements of operations

	Three months ended		Year ended
	December 31,		December 31,
(in thousands, except per share amounts)	2007	2006	2007	2006

Operating revenues:
Oil sales	$67,444	$41,036	$195,596	$131,773
Natural gas sales	31,342	21,609	98,737	66,517

Total operating revenues	98,786	62,645	294,333	198,290
Operating costs and expenses:
Oil and gas production	7,657	7,549	29,966	22,060
Oil and gas production taxes	8,685	4,931	24,301	15,762
Exploration and abandonments	10,988	895	29,098	5,612
Depreciation and depletion	21,743	18,552	76,779	60,722
Accretion of discount on asset retirement obligations	110	91	444	287
Impairments of proved oil and gas properties	2,690	4,129	7,267	9,891
Contract drilling fees — stacked rigs	—	—	4,269	—
General and administrative (including non-cash stock-based compensation of $1,185 and $1,103 for the three months ended and $3,841 and $9,144 for the years ended December 31, 2007 and 2006, respectively)	8,610	5,677	25,177	21,721
Ineffective portion of cash flow hedges	(313)	(1,129)	821	(1,193)
(Gain) loss on derivatives not designated as hedges	23,362	—	20,274	—

Total operating costs and expenses	83,532	40,695	218,396	134,862

Income from operations	15,254	21,950	75,937	63,428

Other income (expense):
Interest expense	(6,239)	(9,569)	(36,042)	(30,567)
Other, net	527	279	1,484	1,186

Total other expense	(5,712)	(9,290)	(34,558)	(29,381)

Income before income taxes	9,542	12,660	41,379	34,047
Income tax expense	(2,684)	(5,715)	(16,019)	(14,379)

Net income	6,858	6,945	25,360	19,668
Preferred stock dividends	—	(34)	(45)	(1,244)
Effect of induced conversion of preferred stock	—	—	—	11,601

Net income applicable to common shareholders	$6,858	$6,911	$25,315	$30,025

Basic earnings per share:
Net income per share	$0.09	$0.13	$0.39	$0.63

Shares used in basic earnings per share	75,199	54,936	64,316	47,287

Diluted earnings per share:
Net income per share	$0.09	$0.12	$0.38	$0.59

Shares used in diluted earnings per share	76,542	58,799	66,309	50,729

Concho Resources Inc. and subsidiaries
Consolidated statements of cash flows

	Year ended
	December 31,
(in thousands)	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,360	$19,668
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	76,779	60,722
Impairments of proved oil and gas properties	7,267	9,891
Accretion of discount on asset retirement obligations	444	287
Exploration expense, including dry holes	25,009	3,387
Non-cash compensation expense	3,841	9,144
Amendment of certain outstanding stock options due to 409A modification	(192)	—
Gas imbalances	14	82
Deferred rent liability	(211)	262
Deferred income taxes	13,716	12,618
Interest accrued on officer and employee notes	(303)	(688)
Amortization of deferred loan costs	3,563	1,494
Amortization of discount on long-term debt	504	—
(Gain) loss on sale of property and equipment	(368)	(3)
Ineffective portion of cash flow hedges	821	(1,193)
(Gain) loss on derivatives not designated as hedges	20,274	—
Dedesignated cash flow hedges reclassed from AOCI	(1,103)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,809)	(27,683)
Prepaid insurance and other	(319)	(2,465)
Other assets	—	12
Accounts payable	(3,493)	13,853
Revenue payable	4,593	2,372
Accrued liabilities	5,716	3,101
Accrued interest	(6,414)	7,320
Income taxes payable	29	—

Net cash provided by operating activities	169,718	112,181

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and gas properties	(162,327)	(182,389)
Acquisition of oil and gas properties and other assets	(255)	(413,229)
Additions to other property and equipment	(2,813)	(1,234)
Proceeds from the sale of oil and gas properties	3,255	—
Proceeds from the sale of other assets	23	—
Settlements (paid) received on derivatives not designated as hedges	1,815	—

Net cash used in investing activities	(160,302)	(596,852)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	300,200	664,993
Payments of long-term debt	(468,800)	(241,493)
Proceeds from issuance of subscribed units and common stock	172,709	61,178
Payments of preferred stock dividends	(132)	(2,567)
Proceeds from repayment of officer and employee notes	12,830	—
Payments for loan origination costs	(2,572)	(5,500)
Bank overdrafts	5,651	—

Net cash provided by financing activities	19,886	476,611

Net increase (decrease) in cash and cash equivalents	29,302	(8,060)
BEGINNING CASH AND CASH EQUIVALENTS	1,122	9,182

ENDING CASH AND CASH EQUIVALENTS	$30,424	$1,122

SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $2,647, $2,129 and $370 capitalized interest	$(34,623)	$(23,881)

Cash paid for income taxes	$(2,050)	$(1,725)

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in acquisition of oil and gas properties and other assets	$650	$384,336
Deferred tax effect of acquired oil and gas properties	$(444)	$227,735
Issuance of notes receivable in connection with capital options	$—	$3,158

Concho Resources Inc. and subsidiaries
Summary production and price data
The following table presents selected financial and operating information of Concho Resources Inc. for the three months and years ended December 31, 2007 and 2006:

	Three months ended		Year ended
	December 31,		December 31,
(in thousands, except price data)	2007	2006	2007	2006

Oil sales	$67,444	$41,036	$195,596	$131,773
Natural gas sales	31,342	21,609	98,737	66,517

Total operating revenues	98,786	62,645	294,333	198,290
Operating costs and expenses	83,532	40,695	218,396	134,862
Interest, net and other revenue	5,712	9,290	34,558	29,381

Income before income taxes	9,542	12,660	41,379	34,047
Income tax expense	(2,684)	(5,715)	(16,019)	(14,379)

Net income	$6,858	$6,945	$25,360	$19,668

Production volumes:
Oil (MBbl)	871	741	3,014	2,295
Natural gas (MMcf)	3,176	2,873	12,064	9,507
Natural gas equivalent (MMcfe)	8,401	7,319	30,148	23,275
Average prices:
Oil, without hedges ($/Bbl)	$86.35	$54.76	$68.58	$60.47
Oil, with hedges ($/Bbl)	$77.46	$55.37	$64.90	$57.42
Natural gas, without hedges ($/Mcf)	$9.75	$7.13	$8.08	$6.87
Natural gas, with hedges ($/Mcf)	$9.87	$7.52	$8.18	$7.00
Natural gas equivalent, without hedges ($/Mcfe)	$12.64	$8.34	$10.09	$8.77
Natural gas equivalent, with hedges ($/Mcfe)	$11.76	$8.56	$9.76	$8.52

Bbl – Barrel

MBbl – Thousand Barrels

Mcf – Thousand cubic feet

MMcf – Million cubic feet

Mcfe – Thousand cubic feet of natural gas equivalent (computed on an energy equivalent basis of one Bbl equals six Mcf)

MMcfe – Million cubic feet of natural gas equivalent (computed on an energy equivalent basis of one Bbl equals six Mcf)

Supplemental non-GAAP financial measures
EBITDAX (as defined below) is presented herein, and reconciled to the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.
We define EBITDAX as net income, plus (1) exploration and abandonments expense, (2) depreciation & depletion expense, (3) accretion expense, (4) impairments of proved oil and gas properties, (5) non-cash stock-based compensation expense, (6) ineffective portion of cash flow hedges and unrealized (gain) loss on derivatives not designated as hedges, (7) interest expense, the amortization of related debt issuance costs and other financing costs, net of capitalized interest, and (8) federal and state income taxes, less other ancillary income including interest income, gathering income and rental income. EBITDAX is not a measure of net income or cash flow as determined by GAAP.
Our EBITDAX measure provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.
The following table provides a reconciliation of net income to EBITDAX:

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006

Net income	$6,858	$6,945	$25,360	$19,668
Exploration and abandonments	10,988	895	29,098	5,612
Depreciation and depletion	21,743	18,552	76,779	60,722
Accretion of discount on asset retirement obligations	110	91	444	287
Impairments of proved oil and gas properties	2,690	4,129	7,267	9,891
Non-cash stock-based compensation	1,185	1,103	3,841	9,144
Ineffective portion of cash flow hedges	(313)	(1,129)	821	(1,193)
Unrealized (gain) loss on derivatives not designated as hedges	23,891	—	22,089	—
Interest expense	6,239	9,569	36,042	30,567
Other, net	(527)	(279)	(1,484)	(1,186)
Income tax expense	2,684	5,715	16,019	14,379

EBITDAX	$75,548	$45,591	$216,276	$147,891

Concho Resources Inc. and subsidiaries
Derivatives information as of December 31, 2007
The table below provides the volumes and related data associated with our oil and natural gas derivatives as of December 31, 2007. The counterparties in our derivative instruments are Bank of America, N.A., BNP Paribas, Citibank, N.A., and JPMorgan Chase Bank, N.A.

	Fair Market Value	Aggregate
	Asset / (Liability)	remaining	Daily	Index		Contract
	(in thousands)	volume	volume	price		period
Cash flow hedges:
Crude oil (volumes in Bbls):
Price swap	(23,942)	951,600	2,600	$67.50	(a)	1/1/08 - 12/31/08

Cash flow hedges dedesignated:
Natural gas (volumes in MMBtus):
Price collar	1,866	4,941,000	13,500	$6.50-$9.35	(b)	1/1/08 - 12/31/08

Derivatives not designated as cash flow hedges:
Crude oil (volumes in Bbls):
Price swap	(12,472)	732,000	2,000	$75.78	(a) (c)	1/1/08 - 12/31/08
Price swap	(10,517)	730,000	2,000	$72.84	(a) (c)	1/1/09 - 12/31/09

Net liability	$(45,065)

(a)	The index prices for the oil price swaps are based on the NYMEX-West Texas Intermediate monthly average futures price.

(b)	The index price for the natural gas price collar is based on the Inside FERC-El Paso Permian Basin first-of-the-month spot price.

(c)	Amounts disclosed represent weighted average prices.